UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                                (Amendment No. 2)

                               Celadon Group, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    150838100
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                       N/A
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                  [ ]  Rule 13d-1(b)

                  [X]  Rule 13d-1(c)

                  [ ]  Rule 13d-1(d)

         * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 150838100                                                 Page 2 of 17


------- ------------------------------------------------------------------------
  1 Name of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only)

         Fernando Montero Defined Benefit Pension Trust
------- ------------------------------------------------------------------------
  2      Check the Appropriate Box if a Member of a Group              (a) [X]
                                                                       (b) [ ]
------- ------------------------------------------------------------------------
  3      SEC Use Only

------- ------------------------------------------------------------------------
  4      Citizenship or Place of Organization

         Not Applicable
---------------------------- ------ --------------------------------------------
                               5     Sole Voting Power

                                     0
            NUMBER OF        ------ --------------------------------------------
              SHARES           6     Shared Voting Power
           BENEFICIALLY
             OWNED BY                23,300
               EACH          ------ --------------------------------------------
            REPORTING          7     Sole Dispositive Power
              PERSON
               WITH                  0
                             ------ --------------------------------------------
                               8     Shared Dispositive Power

                                     23,300
------- ------------------------------------------------------------------------
  9      Aggregate Amount Beneficially Owned by Each Reporting Person

         23,300 (individually)
         758,400 (total group shares)
------- ------------------------------------------------------------------------
  10     Check if the Aggregate Amount in Row (9) Excludes Certain Shares

------- ------------------------------------------------------------------------
  11     Percent of Class Represented by Amount in Row (9)

         0.3% (individually)
         9.7% (total group shares)

------- ------------------------------------------------------------------------
  12     Type of Reporting Person (See Instructions)

                                       00
------- ------------------------------------------------------------------------

CUSIP No. 150838100                                                 Page 3 of 17


------- ------------------------------------------------------------------------
  1 Name of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only)

         Fernando Montero
------- ------------------------------------------------------------------------
  2      Check the Appropriate Box if a Member of a Group              (a) [X]
                                                                       (b) [ ]
------- ------------------------------------------------------------------------
  3      SEC Use Only

------- ------------------------------------------------------------------------
  4      Citizenship or Place of Organization

         Peru
---------------------------- ------ --------------------------------------------
                               5     Sole Voting Power

                                     0
            NUMBER OF        ------ --------------------------------------------
              SHARES           6     Shared Voting Power
           BENEFICIALLY
             OWNED BY                23,300*
               EACH          ------ --------------------------------------------
            REPORTING          7     Sole Dispositive Power
              PERSON
               WITH                  0
                             ------ --------------------------------------------
                               8     Shared Dispositive Power

                                     23,300*
------- ------------------------------------------------------------------------
  9      Aggregate Amount Beneficially Owned by Each Reporting Person

         23,300* (individually)
         758,400 (total group shares)
------- ------------------------------------------------------------------------
  10     Check if the Aggregate Amount in Row (9) Excludes Certain Shares

------- ------------------------------------------------------------------------
  11     Percent of Class Represented by Amount in Row (9)

         0.3% (individually)
         9.7% (total group shares)

------- ------------------------------------------------------------------------
  12     Type of Reporting Person (See Instructions)

                                       IN
------- ------------------------------------------------------------------------

*These shares are held of record by the Fernando Montero Defined Benefit Pension Trust, of which Mr. Fernando Montero is a Trustee.

CUSIP No. 150838100                                                 Page 4 of 17


------- ------------------------------------------------------------------------
  1 Name of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only)

         Cecilia Montero
------- ------------------------------------------------------------------------
  2      Check the Appropriate Box if a Member of a Group              (a) [X]
                                                                       (b) [ ]
------- ------------------------------------------------------------------------
  3      SEC Use Only

------- ------------------------------------------------------------------------
  4      Citizenship or Place of Organization

         Peru
---------------------------- ------ --------------------------------------------
                               5     Sole Voting Power

                                     0
            NUMBER OF        ------ --------------------------------------------
              SHARES           6     Shared Voting Power
           BENEFICIALLY
             OWNED BY                23,300*
               EACH          ------ --------------------------------------------
            REPORTING          7     Sole Dispositive Power
              PERSON
               WITH                  0
                             ------ --------------------------------------------
                               8     Shared Dispositive Power

                                     23,300*
------- ------------------------------------------------------------------------
  9      Aggregate Amount Beneficially Owned by Each Reporting Person

         23,300* (individually)
         758,400 (total group shares)
------- ------------------------------------------------------------------------
  10     Check if the Aggregate Amount in Row (9) Excludes Certain Shares

------- ------------------------------------------------------------------------
  11     Percent of Class Represented by Amount in Row (9)

         0.3% (individually)
         9.7% (total group shares)

------- ------------------------------------------------------------------------
  12     Type of Reporting Person (See Instructions)

                                       IN
------- ------------------------------------------------------------------------

*These shares are held of record by the Fernando Montero Defined Benefit Pension Trust, of which Ms. Cecilia Montero is a Trustee.

CUSIP No. 150838100                                                 Page 5 of 17


------- ------------------------------------------------------------------------
  1 Name of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only)

         Vizcaya Investments, Inc.
------- ------------------------------------------------------------------------
  2      Check the Appropriate Box if a Member of a Group              (a) [X]
                                                                       (b) [ ]
------- ------------------------------------------------------------------------
  3      SEC Use Only

------- ------------------------------------------------------------------------
  4      Citizenship or Place of Organization

         British Virgin Islands
---------------------------- ------ --------------------------------------------
                               5     Sole Voting Power

                                     494,800
            NUMBER OF        ------ --------------------------------------------
              SHARES           6     Shared Voting Power
           BENEFICIALLY
             OWNED BY                0
               EACH          ------ --------------------------------------------
            REPORTING          7     Sole Dispositive Power
              PERSON
               WITH                  494,800
                             ------ --------------------------------------------
                               8     Shared Dispositive Power

                                     0
------- ------------------------------------------------------------------------
  9      Aggregate Amount Beneficially Owned by Each Reporting Person

         494,800 (individually)
         758,400 (total group shares)
------- ------------------------------------------------------------------------
  10     Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares

------- ------------------------------------------------------------------------
  11     Percent of Class Represented by Amount in Row (9)

         6.4% (individually)
         9.7% (total group shares)

------- ------------------------------------------------------------------------
  12     Type of Reporting Person (See Instructions)

                                       CO
------- ------------------------------------------------------------------------

CUSIP No. 150838100                                                 Page 6 of 17


------- ------------------------------------------------------------------------
  1 Name of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only)

         Atlantic Balanced Fund Inc.*
------- ------------------------------------------------------------------------
  2      Check the Appropriate Box if a Member of a Group              (a) [X]
                                                                       (b) [ ]
------- ------------------------------------------------------------------------
  3      SEC Use Only

------- ------------------------------------------------------------------------
  4      Citizenship or Place of Organization

         British Virgin Islands
---------------------------- ------ --------------------------------------------
                               5     Sole Voting Power

                                     100,300
            NUMBER OF        ------ --------------------------------------------
              SHARES           6     Shared Voting Power
           BENEFICIALLY
             OWNED BY                0
               EACH          ------ --------------------------------------------
            REPORTING          7     Sole Dispositive Power
              PERSON
               WITH                  100,300
                             ------ --------------------------------------------
                               8     Shared Dispositive Power

                                     0
------- ------------------------------------------------------------------------
  9      Aggregate Amount Beneficially Owned by Each Reporting Person

         100,300 (individually)
         758,400 (total group shares)
------- ------------------------------------------------------------------------
  10     Check if the Aggregate Amount in Row (9) Excludes Certain Shares

------- ------------------------------------------------------------------------
  11     Percent of Class Represented by Amount in Row (9)

         1.3% (individually)
         9.7% (total group shares)

------- ------------------------------------------------------------------------
  12     Type of Reporting Person (See Instructions)

                                       CO
------- ------------------------------------------------------------------------

* All of the issued and outstanding voting stock of Atlantic Balanced Fund Inc. is owned by Atlantic Security Holding Corp. ("ASHC"), a corporation organized under the laws of the Cayman Islands. ASHC is a wholly-owned subsidiary of Credicorp Ltd., a corporation organized under the laws of Bermuda.

CUSIP No. 150838100                                                 Page 7 of 17


------- ------------------------------------------------------------------------
  1 Name of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only)

         Atlantic Security Bank*
------- ------------------------------------------------------------------------
  2      Check the Appropriate Box if a Member of a Group              (a) [X]
                                                                       (b) [ ]
------- ------------------------------------------------------------------------
  3      SEC Use Only

------- ------------------------------------------------------------------------
  4      Citizenship or Place of Organization

         Cayman Islands
---------------------------- ------ --------------------------------------------
                               5     Sole Voting Power

                                     50,000
            NUMBER OF        ------ --------------------------------------------
              SHARES           6     Shared Voting Power
           BENEFICIALLY
             OWNED BY                0
               EACH          ------ --------------------------------------------
            REPORTING          7     Sole Dispositive Power
              PERSON
               WITH                  50,000
                             ------ --------------------------------------------
                               8     Shared Dispositive Power

                                     0
------- ------------------------------------------------------------------------
  9      Aggregate Amount Beneficially Owned by Each Reporting Person

          50,000 (individually)
         758,400 (total group shares)
------- ------------------------------------------------------------------------
  10     Check if the Aggregate Amount in Row (9) Excludes Certain Shares

------- ------------------------------------------------------------------------
  11     Percent of Class Represented by Amount in Row (9)

         0.6% (individually)
         9.7% (total group shares)

------- ------------------------------------------------------------------------
  12     Type of Reporting Person (See Instructions)

                                       BK
------- ------------------------------------------------------------------------

* Atlantic Security Bank ("ASB") is a wholly-owned subsidiary of Atlantic Security Holding Corp. ("ASHC"), a corporation organized under the laws of the Cayman Islands. ASHC is a wholly-owned subsidiary of Credicorp Ltd., a corporation organized under the laws of Bermuda.

CUSIP No. 150838100                                                 Page 8 of 17


------- ------------------------------------------------------------------------
  1 Name of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only)

         Southampton Finance Corp.
------- ------------------------------------------------------------------------
  2      Check the Appropriate Box if a Member of a Group              (a) [X]
                                                                       (b) [ ]
------- ------------------------------------------------------------------------
  3      SEC Use Only

------- ------------------------------------------------------------------------
  4      Citizenship or Place of Organization

         Panama
---------------------------- ------ --------------------------------------------
                               5     Sole Voting Power

                                     90,000
            NUMBER OF        ------ --------------------------------------------
              SHARES           6     Shared Voting Power
           BENEFICIALLY
             OWNED BY                0
               EACH          ------ --------------------------------------------
            REPORTING          7     Sole Dispositive Power
              PERSON
               WITH                  90,000
                             ------ --------------------------------------------
                               8     Shared Dispositive Power

                                     0
------- ------------------------------------------------------------------------
  9      Aggregate Amount Beneficially Owned by Each Reporting Person

         90,000 (individually)
         758,400 (total group shares)
------- ------------------------------------------------------------------------
  10     Check if the Aggregate Amount in Row (9) Excludes Certain Shares

------- ------------------------------------------------------------------------
  11     Percent of Class Represented by Amount in Row (9)

         1.2% (individually)
         9.7% (total group shares)

------- ------------------------------------------------------------------------
  12     Type of Reporting Person (See Instructions)

                                       CO
------- ------------------------------------------------------------------------

CUSIP No. 150838100                                                 Page 9 of 17


Item 1(a).  Name of Issuer:

            Celadon Group, Inc.

Item 1(b).  Address of Issuer's Principal Executive Offices:

            One Celadon Drive
            Indianapolis, IN 46235-4207

Item 2(a).  Name of Persons Filing:

            Fernando Montero Defined Benefit Pension Trust
            Fernando Montero
            Cecilia Montero
            Vizcaya Investments, Inc.
            Atlantic Balanced Fund Inc.
            Atlantic Security Bank
            Southampton Finance Corp.

Item 2(b).  Address of Principal Business Office or, if None, Residence:

            Fernando Montero Defined Benefit Pension Trust
            2665 South Bayshore Drive
            Suite 1101
            Coconut Grove, FL 33133

            Fernando Montero
            2665 South Bayshore Drive
            Suite 1101
            Coconut Grove, FL 33133

            Cecilia Montero
            2665 South Bayshore Drive
            Suite 1101
            Coconut Grove, FL 33133

            Vizcaya Investments, Inc.
            c/o Atlantic Security Bank
            Calle 50 y Aquilino de la Guardia
            Torre Banco Continental
            Piso 28 & 29
            Ciudad de Panama, Panama

            Atlantic Balanced Fund, Inc.
            c/o Atlantic Security Bank
            Calle 50 y Aquilino de la Guardia

CUSIP No. 150838100                                                Page 10 of 17


            Torre Banco Continental
            Piso 28 & 29
            Ciudad de Panama, Panama

            Atlantic Security Bank
            Calle 50 y Aquilino de la Guardia
            Torre Banco Continental
            Piso 28 & 29
            Cuidad de Panama, Panama

            Southampton Finance Corp.
            C/o Atlantic Security Bank
            Calle 50 y Aquilino de la Guardia
            Torre Banco Continental
            Piso 28 & 29
            Ciudad de Panama, Panama

Item 2(c).  Citizenship:

            See Item 4 on Page 2
            See Item 4 on Page 3
            See Item 4 on Page 4
            See Item 4 on Page 5
            See Item 4 on Page 6
            See Item 4 of Page 7
            See Item 4 on Page 8

Item 2(d).  Title of Class of Securities:

            Common Stock

Item 2(e).  Cusip Number:
            150838100

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a: Not Applicable.

            (a)  [ ]    Broker or dealer registered under Section 15 of the
                        Act (15 U.S.C. 78o)

            (b)  [ ]    Bank as defined in Section 3(a)(6) of the Act (15
                        U.S.C. 78c)

CUSIP No. 150838100                                                Page 11 of 17

            (c)  [ ]    Insurance Company as defined in Section 3(a)(19) of the
                        Act (15 U.S.C. 78c)

            (d)  [ ]    Investment company registered under Section 8 of the
                        Investment Company Act of 1940 (15 U.S.C. 80a-8)

            (e)  [ ]    An investment adviser in accordance with ss.240.13d-1(b)
                        (1)(ii)(E)

            (f)  [ ]    An employee benefit plan or endowment fund in accordance
                        with ss.240.13d-1(b)(1)(ii)(F)

            (g)  [ ]    A parent holding company or control person in accordance
                        with ss.240.13d-1(b)(ii)(G)

            (h)  [ ]    A savings associations as defined in Section 3(b) of the
                        Federal Deposit Insurance Act

            (i)  [ ]    A church plan that is excluded from the definition of an
                        investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3)

            (j)  [ ]    Group, in accordance with ss.240.13d-1(b)(1)(ii)(J)


Item 4.  Ownership

            (a)  Amount Beneficially Owned:

                 See Item 9 on Page 2
                 See Item 9 on Page 3
                 See Item 9 on Page 4
                 See Item 9 on Page 5
                 See Item 9 on Page 6
                 See Item 9 on Page 7
                 See Item 9 on Page 8

            (b)  Percent of Class:

                 See Item 11 on Page 2
                 See Item 11 on Page 3
                 See Item 11 on Page 4

CUSIP No. 150838100                                                Page 12 of 17

                 See Item 11 on Page 5
                 See Item 11 on Page 6
                 See Item 11 on Page 7
                 See Item 11 on Page 8

            (c)  Number of shares as to which such person has:

                 (i)    Sole power to vote or to direct the vote:

                        See Item 5 on Page 2
                        See Item 5 on Page 3
                        See Item 5 on Page 4
                        See Item 5 on Page 5
                        See Item 5 on Page 6
                        See Item 5 on Page 7
                        See Item 5 on Page 8

                  (ii)  Shared power to vote or to direct the vote:

                        See Item 6 on Page 2
                        See Item 6 on Page 3
                        See Item 6 on Page 4
                        See Item 6 on Page 5
                        See Item 6 on Page 6
                        See Item 6 on Page 7
                        See Item 6 on Page 8

                  (iii) Sole power to dispose or to direct the disposition of:

                        See Item 7 on Page 2
                        See Item 7 on Page 3
                        See Item 7 on Page 4
                        See Item 7 on Page 5
                        See Item 7 on Page 6
                        See Item 7 on Page 7
                        See Item 7 on Page 8

                  (iv)  Shared power to dispose or to direct the disposition of:

CUSIP No. 150838100                                                Page 13 of 17

                        See Item 8 on Page 2
                        See Item 8 on Page 3
                        See Item 8 on Page 4
                        See Item 8 on Page 5
                        See Item 8 on Page 6
                        See Item 8 on Page 7
                        See Item 8 on Page 8

Item 5.  Ownership of Five Percent or Less of a Class

         Not Applicable

Item 6.  Ownership of More than Five Percent on Behalf of
         Another Person

         Not Applicable

Item 7.  Identification and Classification of the Subsidiary
         Which Acquired the Security Being Reported on by the
         Parent Holding Company or Control Person

         Not Applicable

Item 8.  Identification and Classification of Members of the Group

         See Exhibit B attached hereto

Item 9.  Notice of Dissolution of Group

         Not Applicable

Item 10. Certification

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                             February 9, 2001
                                            ------------------------------------
                                             (Date)


                                            Fernando Montero Defined Benefit
                                            Pension Trust


                                            By: /s/ Fernando Montero, Trustee
                                               ---------------------------------
                                                    (Signature)


                                                    Fernando Montero, Trustee/
                                                    Authorized Signatory
                                                 -------------------------------
                                                    (Name/Title)

                            Exhibit A to Schedule 13G

                             Joint Filing Agreement
                            Pursuant to Rule 13d-1(k)


         The undersigned persons (the "Reporting Persons") hereby agree that a joint statement on this Schedule 13G, and any amendments thereto, be filed on their behalf by Fernando Montero Defined Benefit Pension Trust.

         Each of the Reporting Persons is responsible for the completeness and accuracy of the information concerning each of them contained therein, but none of the Reporting Persons is responsible for the completeness or accuracy of the information concerning any other Reporting Person.

Date:    February 9, 2001
     -------------------------------

                                            Fernando Montero Defined
                                            Benefit Pension Trust


                                            By:  /s/ Fernando Montero, Trustee
                                               ---------------------------------
                                            Name: Fernando Montero, Trustee
                                            Title: Authorized Signatory


                                            /s/ Fernando Montero
                                            ------------------------------------
                                            Fernando Montero


                                            /s/ Cecilia Montero
                                            ------------------------------------
                                            Cecilia Montero


                                            Vizcaya Investments, Inc.


                                            By: /s/ Fernando Montero
                                               ---------------------------------
                                            Name: Fernando Montero
                                            Title: Authorized Signatory

                                            Atlantic Balanced Fund Inc.


                                            By: /s/ Jorge Ponce
                                               ---------------------------------
                                            Name: Jorge Ponce
                                            Title: Authorized Signatory

                                            Atlantic Security Bank

                                            By: /s/ Jorge Ponce
                                               --------------------------------
                                            Name: Jorge Ponce
                                            Title: Authorized Signatory

                                            Southampton Finance Corp.

                                            By: /s/ Jorge Ponce
                                               ---------------------------------
                                            Name: Jorge Ponce
                                            Title: Authorized Signatory

                                    Exhibit B

Members of Group:

         Fernando Montero Defined Benefit Pension Trust                   (OO)
         Fernando Montero                                                 (IN)
         Cecilia Montero                                                  (IN)
         Vizcaya Investments, Inc.                                        (CO)
         Atlantic Security Bank                                           (BK)
         Atlantic Security Holding Corp.(1)(2)                            (CO)
         Cedicorp Ltd.(1)(2)                                              (CO)
         Atlantic Balanced Fund Inc.                                      (CO)
         Southampton Finance Corp.                                        (CO)


Aggregate amount of common shares beneficially owned by group:

                      758,400

Percent of class:

                      9.7%

(1) The holdings of these members have been reported by Atlantic Balanced Fund, Inc.
(2)      The holdings of these members have been reported by Atlantic Security
         Bank.